SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):      July 25, 2011

Coach, Inc.
(Exact name of registrant as specified in its charter)

Maryland	1-16153	52-2242751
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

516 West 34th Street, New York, NY 10001
(Address of principal executive offices) (Zip Code)

(212) 594-1850
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02: Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 25, 2011, the Board of Directors of Coach, Inc. (“Coach” or the “Company”) appointed Jane Hamilton Nielsen, age 47, as an Executive Officer of the Company, effective as of September 1, 2011. Ms. Nielsen will assume the position of Coach’s Executive Vice President and Chief Financial Officer on or prior to September 1, 2011, concurrent with the retirement of Coach’s current Executive Vice President and Chief Financial Officer, Michael F. Devine, III.  Ms. Nielsen joins Coach from PepsiCo, Inc., where she was Senior Vice President and Chief Financial Officer of PepsiCo Beverages Americas and the Global Nutrition Group, with combined revenues of $17 billion. In her role, Ms. Nielsen was responsible for all financial management including financial reporting, performance management, capital allocation and strategic planning. Prior to this position, Ms. Nielsen held successively senior roles in finance with PepsiCo, as well as with Pepsi Bottling Group, over the last 15 years, including in the areas of Mergers & Integration, Investor Relations and Strategic Planning. Before PepsiCo, Ms. Nielsen was with Marakon Associates, a leading global strategy consulting firm, and began her career at Credit Suisse First Boston as an analyst. She has a BA in Economics from Smith College and an MBA from Harvard Business School.

Under the terms of her offer letter, Ms. Nielsen will receive an initial base salary of $575,000 per year, with a maximum bonus opportunity pursuant to Coach’s Performance-Based Annual Incentive Plan equal to 100% of her base salary actually paid during each fiscal year. The actual amount of this bonus will be based on Coach’s attaining pre-set financial or other operating criteria determined by Coach’s Board of Directors in its discretion in accordance with Section 162(m) of the Code. All of her salary and bonuses are subject to her continued employment with the Company through the time that such salary and bonuses would normally be paid.  Further, all performance-based compensation paid to Ms. Nielsen is subject to Coach’s incentive repayment policy applicable in the event of a material restatement of the Company’s financial results.

Ms. Nielsen will receive an initial grant of stock options to purchase shares of Coach’s common stock valued at $500,000 (using the Black-Scholes valuation model) on the date of grant and the exercise price will be the closing share price for Coach common stock on the New York Stock Exchange on that date. The grant date will be the first business day of the fiscal month coincident with or next following the commencement of her employment (the “Grant Date”).  These options will become exercisable in equal installments on the first, second and third anniversaries of the Grant Date, subject to Ms. Nielsen’s continued employment with the Company.  Ms. Nielsen will also receive on the Grant Date an initial grant of restricted stock units valued at $400,000 on the date of grant; these units will vest, and convert into shares of Coach common stock, on the third anniversary of the Grant Date, subject to her continued employment with the Company.

Primarily in consideration of certain compensation and benefits Ms. Nielsen will forfeit in connection with her departure from PepsiCo., Inc., she will receive a one-time, sign-on package valued at $3,100,000; $1,400,000 of which will be payable in cash (“Cash Bonus”), 50%, within six weeks of the commencement of her employment with the Company, and 50% after 12 months of service.  Ms. Nielsen is required to repay the Company a pro-rata portion of the Cash Bonus if she voluntarily resigns her employment with the Company within two years of the commencement of her employment, or if her employment is terminated for cause.  Ms. Nielsen will receive the remaining value of the sign-on package as a grant of Coach, Inc. restricted stock units valued at $1,700,000 on the Grant Date.    These units will vest, and convert into shares of Coach common stock, 30%, 50%, and 20% on the third, fourth, and fifth anniversaries of the Grant Date, respectively, subject to Ms. Nielsen’s continued employment with the Company.

Ms. Nielsen will receive a transportation allowance during her employment equal to 5.45% of her base salary (up to $3,000) plus $1,000 per month, as well as other benefits customary to Coach’s senior executives. The Company will also reimburse Ms. Nielsen for any costs incurred in connection with moving herself and her family to the New York metropolitan area for her employment in accordance with the Company’s relocation policy for executives, provided that the Company will extend the requirement to complete the relocation from 12 months to 18 months.

If Ms. Nielsen’s employment is terminated involuntarily by Coach other than for "cause" (as defined in her offer letter), she would be entitled to receive 12 months of base salary under Coach’s Severance Plan for senior executives.

Item 9.01:  Financial Statements and Exhibits.

(c)  Exhibits.  The following exhibit is being furnished herewith:

99.1                Text of Press Release, dated July 27, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	July 27, 2011

COACH, INC.

		By:	/s/ Todd Kahn
Todd Kahn
Senior Vice President, General Counsel
and Secretary

EXHIBIT INDEX

99.1	Text of Press Release, dated July 27, 2011